CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-4, No. 333-177381 of RiverSource® Retirement Group Annuity Contract II of our report dated February 26, 2013 relating to the consolidated financial statements of RiverSource Life Insurance Company and to the use of our report dated April 22, 2013 with respect to the financial statements of RiverSource Variable Account 10, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 22, 2012

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” in the Statement of Additional Information and to the use of our report dated February 23, 2011, except for Notes 1 and 3, regarding the impact of the adopted new accounting guidance related to the deferral of acquisition costs for insurance and annuity products, as to which the date is February 26, 2013, with respect to the consolidated statements of income, comprehensive income, shareholder’s equity and cash flows of RiverSource Life Insurance Company for the year ended December 31, 2010 included in Post-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-177381) for the registration of the RiverSource(R) Retirement Group Annuity Contract II offered by RiverSource Life Insurance Company.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 22, 2013